Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2012 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	July 1, 2012	July 3, 2011	June 27, 2010	June 28, 2009	June 29, 2008
Earnings

Income before income taxes	$29,873	$32,054	$49,073	$40,409	$29,609
Less: Equity income from equity investees	(5,100)	(5,082)	(4,071)	(1,527)	(3,588)
Add: Fixed Charges	21,317	25,942	29,520	34,010	41,337
Add: Distributed income of equity investees	4,029	6,980	4,005	5,212	2,800

Earnings as defined	$50,119	$59,894	$78,527	$78,104	$70,158

Fixed Charges

Interest expense	$18,542	$23,014	$25,573	$30,521	$37,554
Amortization of discounts related to indebtedness	—	304	896	626	569
Interest expense as reported	18,542	23,318	26,469	31,147	38,123

Amortization of debt issuance costs	1,209	934	1,250	1,331	1,414
Portion of rent expense relating to interest	1,566	1,690	1,801	1,532	1,800
Fixed charges as defined	$21,317	$25,942	$29,520	$34,010	$41,337

Ratio of earnings to fixed charges	2.4x	2.3x	2.7x	2.3x	1.7x